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                           SRI/SURGICAL EXPRESS, INC.

                    NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

     SRI/Surgical Express, Inc. establishes this Non-Employee Directors' Compensation Plan for the benefit of its eligible directors. Capitalized terms used in this Plan have the meaning set forth in Section 8.

     1. Purpose. The Plan compensates the Company's Non-Employee Directors for serving as directors of the Company, and recognizes the significant value that they provide to the Company in that role.

     2. Administration. The Board of Directors and subject to the Board's oversight, the Administrator, have discretion, power, and authority to administer and interpret the Plan and to establish rules and procedures for its administration. Any interpretation of the Plan or other action of the Board of Directors or Administrator in administering the Plan will finally bind all Non-Employee Directors.

     3. Terms and Conditions.

        (a) Quarterly Retainer. Beginning with October 1, 2002, and on the first business day of each succeeding calendar quarter, the Company shall pay to each Non-Employee Director a quarterly retainer for the director's service during the ensuing quarter. The amount of the quarterly retainer will initially be $6,000, although the Board of Directors may increase or decrease this amount. If a Non-Employee Director's membership on the Board of Directors terminates for any reason during a calendar quarter, the Nonemployee Director may retain the quarterly retainer for that calendar quarter, but will not be entitled to payment of any further amounts.

        (b) Meeting Fee. Each Non-Employee Director will be entitled to receive a meeting fee at each meeting of the Board of Directors or its committees that the Non-Employee Director attends. The initial meeting fee will be $1,000, but the Board of Directors may increase or decrease this amount.

     4. Non-Assignability. The Non-Employee Directors may not sell, transfer, or encumber their rights under the Plan.

     5. Amendment and Termination. The Board of Directors may amend, modify, or terminate this Plan, although any such action will not impair rights to retainer or meeting fees already earned under the Plan.

     6. Effective Date. The effective date of this Plan will be October 1, 2002.

     7. Governing Law. This Plan and all actions taken under it will be governed by the laws of the State of Florida, without reference to conflict of laws principles.

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     8. Definitions. As used in this Plan, the following capitalized terms have the respective definitions attributed to them:

        "Administrator" means the Secretary of the Company or other person designated by the Board of Directors to administer the Plan.

        "Board of Directors" means the Company's Board of Directors.

        "Company" means SRI/Surgical Express, Inc. a Florida corporation, and its successors.

        "Non-Employee Director" means a member of the Board of Directors who is not also a Company employee.

        "Plan" means this Non-Employee Directors' Compensation Plan, as amended from time to time.

     Pursuant to resolutions of the Board of Directors dated October 22, 2002, the Company caused this Plan document to be signed by its duly authorized officer, on this October 22, 2002.

                                               SRI/SURGICAL EXPRESS, INC.

                                               By: /s/  Charles L. Pope
                                                  ______________________________

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